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EXHIBIT 99.1

RAYTHEON                                                  Media Relations

                                                          News release


Media Contact:                                       Investor Relations Contact:
James Fetig                                                   Tim Oliver
781-860-2386                                                  781-860-2167

Raytheon Reports Second Quarter 2003 EPS of $0.45 from Continuing Operations

    Government and defense sales up 7 percent; 4 segments reported double digit sales growth

    First half government and defense bookings exceed comparable period by $3.2 billion

    Free cash flow from continuing operations of $649 million

    EPS of $0.24 including impact of discontinued operations


LEXINGTON, Mass., (July 24, 2003) - Raytheon Company (NYSE: RTN) reported second quarter 2003 income from continuing operations of $186 million or $0.45 per diluted share compared to $223 million or $0.54 per diluted share in the second quarter 2002. Income from continuing operations includes a net gain of $15 million or $0.03 per share primarily resulting from the sale of an investment. Non-cash pension expense (FAS/CAS pension adjustment) accounted for a $0.14 decrease in earnings per diluted share on a year-over-year basis.

Second quarter 2003 net income was $100 million or $0.24 per diluted share compared to a net loss of $136 million or $0.33 per diluted share in 2002. Net income for the second quarter of 2003 includes an $86 million after-tax loss in discontinued operations, or $0.21 per diluted share.

Net sales for the second quarter 2003 were $4.4 billion, up from $4.1 billion in the comparable period in 2002. The government and defense sales for the quarter (after the elimination of intercompany sales) increased 7 percent to $3.8 billion from $3.5 billion in the comparable quarter.

Free cash flow for the second quarter 2003 was $533 million, net of $116 million consumed by discontinued operations. Free cash flow for the comparable quarter last year was $162 million. Free cash flow represents a non-GAAP financial measure that the Company defines as operating cash flow less capital spending and internal use software spending. Attachment F is a table reconciling this measure to operating cash flow, the most directly comparable GAAP measure.

"We are seeing the benefits of aligning our Strategic Business Areas with our customer's priorities and concentrating on customer-focused metrics," said William H. Swanson, Raytheon CEO and president. "As a result, government and defense bookings in the first half of this year exceeded the first half of last year by $3.2 billion." Swanson also stated, "We are pleased that Raytheon Aircraft Company continues to execute on its balanced operating plan in the face of tough market conditions."

In the first half of the year, the Missile Defense Strategic Business Area (SBA) won two strategically important missile defense contracts, Ballistic Missile Defense System (BMDS) and Sea-based TEST X-Band Radar. The Precision Engagement SBA won Miniature Air-Launched Decoy and U.K. Precision Guided Bomb (Paveway IV) contracts and the Intelligence Surveillance and Reconnaissance SBA has been awarded approximately $1 billion of classified business.

In the government and defense businesses, strong second quarter bookings of $3.8 billion lifted government and defense backlog to $22.4 billion, up from $19.8 billion in the 2002 comparable period.
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                                       2

Aircraft backlog at the end of the second quarter was $2.2 billion down from $4.7 billion a year ago. During the quarter, aircraft backlog was impacted by two events. First, the consolidation of Flight Options LLC reduced reported backlog by $834 million. Second, NetJets canceled its order for 50 Hawker Horizon aircraft resulting in an $895 million backlog reduction. The first scheduled delivery of a Hawker Horizon to NetJets was to be mid-year 2005. The Company believes that this cancellation will not materially impact financial results in 2003 or 2004.

OUTLOOK

The Company is increasing its guidance for sales growth. For 2003, consolidated sales growth is expected to be 9 to 10 percent versus the prior period, up from earlier guidance of 6 to 7 percent. Government and defense sales are expected to increase 8.5 to 9 percent versus 2002 and earlier guidance of 6 to 7 percent. As a result of the consolidation of Flight Options LLC, we expect Raytheon Aircraft Company (RAC)2003 sales to increase by approximately
$300 million to $350 million.

The Company has not changed its guidance for 2003 earnings per share from continuing operations of $1.70-$1.80 per diluted share. Increased profit from higher forecasted government and defense sales is expected to be offset by performance issues on several Network Centric Systems (NCS) programs.

The Company is increasing its guidance on free cash flow from continuing operations by $100 million to a range of $1,050 million to $1,150 million. Cash outflow from discontinued operations is expected to increase by approximately $100 million to a range of $425 million to $475 million. Total free cash flow from operations is expected to be between $575 million to $725 million.

SEGMENT RESULTS

Integrated Defense Systems

Integrated Defense Systems (IDS) second quarter 2003 net sales were $701 million, up 17 percent compared to $599 million in the second quarter 2002 due primarily to continued growth in DD(X), the Navy's future destroyer program, as well as strong missile defense sales. IDS generated $80 million of operating income compared to $72 million in the 2002 comparable quarter.

During the quarter, IDS booked two important missile defense contracts. IDS received a sole-source contract to engineer, construct, integrate and test a forward-deployable Ballistic Missile Defense System (BMDS) radar valued at approximately $350 million and the Sea-based Test-XBR contract valued at approximately $419 million to fabricate, assemble and test a radar mounted on an ocean-going platform.
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                                       3

Intelligence and Information Systems

Intelligence and Information Systems (IIS) second quarter 2003 net sales were $525 million, up 15 percent compared to $457 million in the second quarter 2002 due primarily to strong growth in new classified programs as well as growth in the National Polar-orbiting Operational Environmental Satellite System (NPOESS) program. IIS earned $46 million of operating income compared to $41 million in the comparable quarter a year ago.

Missile Systems

Missile Systems (MS) second quarter 2003 net sales were $833 million, up 14 percent compared to $729 million in the second quarter 2002 driven by work on the Tomahawk remanufacturing program and an increase in production for Air Intercept Missile (AIM-9x), Tactical Tomahawk and Enhanced Sea Sparrow Missile. MS generated $104 million of operating income compared to $93 million in the comparable quarter.

During the quarter, MS was selected by the United Kingdom Ministry of Defence to supply Paveway IV to meet the Royal Air Force's requirement for a new Precision Guided Bomb (PGB), an award estimated at approximately $175 million. In addition, MS was selected by the U.S. Air Force for an $88 million contract to develop and demonstrate a Miniature Air-Launched Decoy (MALD) and received a $96 million contract for the continued production of the AIM-120 Advanced Medium Range Air-to-Air Missile (AMRAAM).

Network Centric Systems

Network Centric Systems (NCS) second quarter 2003 net sales were $716 million, down 6 percent compared to $760 million in the second quarter 2002. NCS earned $20 million in operating income compared to $58 million in the comparable quarter a year ago. The decline in operating income is due to performance issues on several programs.

During the quarter, NCS was awarded a contract valued at approximately $90 million for the Navy's Cooperative Engagement Capabilities (CEC) program to produce 13 self-defense systems. Subsequent to the quarter, NCS was selected by the U.S. Army to enter into negotiations on a contract to serve as Ground Sensor Integrator (GSI) for Future Combat Systems (FCS). In addition, NCS was selected to enter into a contract to develop the Battle Command Mission Execution (BCME) component for FCS.

Space and Airborne Systems

Space and Airborne Systems (SAS) second quarter 2003 net sales were $886 million, up 11 percent compared to $798 million in the second quarter 2002, due primarily to stronger classified sales. SAS generated $127 million of operating income compared to $108 million in the comparable quarter.

During the quarter, SAS was awarded a $242 million contract with the Hellenic Ministry of National Defense to produce the Advanced Self-Protection Integrated Suite (ASPIS II) for its F-16 aircraft fleet, a $110 million contract by the U.S. Army's Special Operations Command for the design and delivery of electro-optic sensor systems for use on board helicopters during day or night operations, and a $63 million contract to continue the modernization of the radar on the U.S. Air Force's B-2 "Spirit" Bomber.

Technical Services

Technical Services (TS) second quarter 2003 net sales were $465 million, down 8 percent from $505 million in the second quarter 2002, due primarily to the loss of the Kwajalein missile range contract in 2002. TS generated $34 million of operating income compared to $5 million in the comparable quarter last year. Prior period results included a $28 million write-down.
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                                       4

During the quarter, the Defense Threat Reduction Agency selected TS to perform on three Cooperative Threat Reduction Integrating Contract (CTRIC) task orders. The combined potential value of the contracts, including all options, is approximately $300 million, subject to final negotiations.

Aircraft

Raytheon Aircraft Company(RAC) second quarter 2003 net sales were $627 million, up from $526 million in the second quarter 2002. RAC's operating income in the quarter was $7 million, compared to $11 million in the comparable quarter in 2002. The net impact of Flight Options' consolidation this quarter is a $54 million increase in sales and no impact on operating income.

RAC delivered 67 commercial aircraft in the second quarter of 2003, compared to 60 in the same quarter last year.

DISCONTINUED OPERATIONS

The total pretax loss from discontinued operations for the quarter was $133 million. During the quarter, the Company recorded a $106 million pretax charge associated with increased costs for two construction projects and recorded a $13 million pretax charge for period and other costs associated with its former engineering and construction businesses. Also, the Company recorded a $14 million pretax charge related to cost growth on the Boeing Business Jet (BBJ) program and further write-down of BBJ inventory retained after the disposition of its former Aircraft Integration Systems business.

Raytheon Company (NYSE: RTN), with 2002 sales of $16.8 billion, is an industry leader in defense, government and commercial electronics, space, information technology, technical services, and business and special mission aircraft. With headquarters in Lexington, Mass., Raytheon employs more than 76,000 people worldwide.

Disclosure Regarding Forward-looking Statements

Certain statements made in this release, including any statements relating to the Company's future plans, objectives, and projected future financial performance, contain or are based on, forward-looking statements within the meaning of the federal securities laws. Specifically, statements that are not historical facts, including statements accompanied by words such as "believe", "expect", "estimate", "intend", or "plan", and variations of these words and similar expressions, are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The Company cautions readers that any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially. The Company expressly disclaims any current intention to provide updates to forward-looking statements, and the estimates and assumptions associated with them, after the date of this release. Important factors that could cause actual results to differ include, but are not limited to: the ability to obtain or the timing of obtaining future government awards; the availability of government funding; changes in government or customer priorities due to program reviews or revisions to strategic objectives; difficulties in developing and producing operationally advanced technology systems; termination of government contracts; program performance and timing of contract payments; the performance of critical subcontractors; government import and export policies and other government regulations; the ultimate resolution of contingencies and legal matters, including investigations; the effect of market conditions, particularly in relation to the general aviation and commuter aircraft markets; the uncertainty of the timing and amount of net realizable value of Boeing Business Jet-related assets; the Company's lack of construction industry expertise resulting from the Company's sale of its Engineers and Constructors business; the timing of project completion and customer acceptance of two Massachusetts construction projects; further delays and cost growth arising from testing and commissioning processes conducted at the Massachusetts projects; the final determination by the Company of the required expenditure to complete the Massachusetts projects; and the impact of change orders, the recoverability of the Company's claims and the outcome of defending claims asserted against the Company. Further information regarding the factors that could cause actual results to differ materially from the Company's expectations are disclosed in the Company's SEC filings, including Item 1-Business of the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and Quarterly Report on Form 10-Q for the quarter ended March 30, 2003.
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Conference Call on the Second Quarter 2003 Financial Results

Raytheon's financial results conference call will be Thursday, July 24, 2003 at 9 a.m. Participants will be William Swanson chief executive officer and president, Edward Pliner senior vice president and CFO and other company executives.

The dial in number for the conference call will be (800) 299-9630 with a participant access code of 91291306. The conference call will also be audiocast on the Internet at www.raytheon.com. Individuals may listen to the call and download charts that will be used during the call. These charts will be available for printing prior to the call.

Interested parties are urged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the free required downloadable software are posted on the site.


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Attachment A

Raytheon Company
Financial Information
Second Quarter 2003

(In millions, except
per share amounts)                  Three Months Ended     Six Months Ended
                                   29-Jun-03  30-Jun-02  29-Jun-03  30-Jun-02

Net sales                            $4,429   $4,095      $8,630    $8,006
                                     ------   ------      ------    ------
Cost of sales                         3,570    3,207       7,050     6,367
Administrative and selling expenses     345      313         647       607
Research and development expenses       131      121         237       225
                                     ------   ------      ------    ------
Total operating expenses              4,046    3,641       7,934     7,199
                                     ------   ------      ------    ------
Operating income                        383      454         696       807
                                     ------   ------      ------    ------
Interest expense                        135      130         278       270
Interest income                         (11)      (9)        (23)      (17)
Other (income) expense                   (8)      13          15        21
                                     ------   ------      ------    ------
Non-operating expense, net              116      134         270       274
                                     ------   ------      ------    ------
Income from continuing operations
   before taxes                         267      320         426       533

Federal and foreign income taxes         81       97         129       161
                                     ------   ------      ------    ------
Income from continuing operations       186      223         297       372

Loss from discontinued operations,
   net of tax                           (86)    (359)       (102)     (583)
                                     ------   ------      ------    ------
Income (loss) before extraordinary
   item and accounting change           100    (136)         195      (211)

Extraordinary gain from debt
   repurchases, net of tax                -       -            -         1

Cumulative effect of change in
   accounting principle, net of tax       -       -            -      (509)
                                     ------   ------      ------    ------
Net income (loss)                      $100   $(136)        $195     $(719)
                                     ======   ======      ======    ======
Earnings per share from
   continuing operations
        Basic                          $0.45  $0.56         $0.72    $0.94
        Diluted                        $0.45  $0.54         $0.72    $0.91

Loss per share from discontinued
   operations
        Basic                         $(0.21) $(0.90)       $(0.25)  $(1.47)
        Diluted                       $(0.21) $(0.87)       $(0.25)  $(1.43)

Loss per share from cumulative
  effect of change in accounting
  principle
        Basic                         $-      $-            $-       $(1.28)
        Diluted                       $-      $-            $-       $(1.25)

Earnings (loss) per share
        Basic                        $0.24    $(0.34)       $ 0.48    $(1.81)
        Diluted                      $0.24    $(0.33)       $ 0.47    $(1.76)

Average shares outstanding
        Basic                        411.6    400.0          410.1    397.8
        Diluted                      414.9    412.9          412.8    408.6




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Attachment B

Raytheon Company
Segment Information
Second Quarter 2003

                                 (In millions)

                                              Net Sales
                                          Three Months Ended
                                       29-Jun-03     30-Jun-02

Integrated Defense Systems             $  701        $  599
Intelligence and Information Systems      525           457
Missile Systems                           833           729
Network Centric Systems                   716           760
Space and Airborne Systems                886           798
Technical Services                        465           505
Aircraft                                  627           526
FAS/CAS Pension Adjustment                  -             -
Corporate and Eliminations               (324)         (279)
                                       ------        ------
Total                                  $4,429        $4,095
                                       ======        ======

                                           Operating Income
                                          Three Months Ended
                                         29-Jun-03    30-Jun-02

Integrated Defense Systems             $  80           $ 72
Intelligence and Information Systems      46             41
Missile Systems                          104             93
Network Centric Systems                   20             58
Space and Airborne Systems               127            108
Technical Services                        34              5
Aircraft                                   7             11
FAS/CAS Pension Adjustment               (29)            53
Corporate and Eliminations                (6)            13
                                       -----          -----
Total                                  $ 383          $ 454
                                       =====          =====


                                           Operating Income
                                         As a Percent of Sales
                                           Three Months Ended
                                         29-Jun-03    30-Jun-02

Integrated Defense Systems                11.4%           12.0%
Intelligence and Information Systems       8.8%            9.0%
Missile Systems                           12.5%           12.8%
Network Centric Systems                    2.8%            7.6%
Space and Airborne Systems                14.3%           13.5%
Technical Services                         7.3%            1.0%
Aircraft                                   1.1%            2.1%
FAS/CAS Pension Adjustment
Corporate and Eliminations

Total                                      8.6%            11.1%


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Attachment C

Raytheon Company
Other Information
Continuing Operations
Second Quarter 2003


                                                      Backlog
                                                   (In millions)
                                         29-Jun-03             30-Jun-02

Integrated Defense Systems               $  5,720              $  4,117
Intelligence and Information Systems        3,673                 2,885
Missile Systems                             4,167                 3,517
Network Centric Systems                     2,960                 2,782
Space and Airborne Systems                  4,418                 4,673
Technical Services                          1,477                 1,815
Aircraft                                    2,170                 4,672
Corporate                                     202                   278
                                         --------              --------
                                         $ 24,787              $ 24,739
                                         ========              ========
U.S. government backlog
   included above                        $ 19,481              $ 16,669
                                         ========              ========


                                  Bookings                    Bookings
                                (In millions)               (In millions)
                              Three Months Ended           Six Months Ended
                            29-Jun-03    30-Jun-02      29-Jun-03    30-Jun-02

Government and
      Defense businesses    $ 3,766      $ 2,920         $ 8,810     $ 5,659
Commercial businesses           517          562             853       1,974
                            -------      -------         -------     -------
                            $ 4,283      $ 3,482         $ 9,663     $ 7,633
                            =======      =======         =======     =======

                                             Aircraft Deliveries (Units)
                                                Three Months Ended
                                            29-Jun-03        30-Jun-02

Hawker                                        13                 11
Premier I                                      8                  7
Beechjet                                       7                  5
King Air                                      21                 12
1900D Commuter                                 1                  3
Pistons                                       20                 26
T-6A                                          17                 17
                                       ---------           --------
   Total                                      87                 81
                                       =========           ========


                                             Aircraft Bookings (Units)
                                                Three Months Ended
                                            29-Jun-03        30-Jun-02

Hawker                                        12                 9
Premier I                                      4                 8
Beechjet                                       6                 3
King Air                                      17                12
1900D Commuter                                 1                 -
Pistons                                       13                37
T-6A                                           -                 9
                                       ---------           -------
   Total                                      53                78
                                       =========           =======








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                                       9
Attachment D

Raytheon Company
Preliminary Financial Information
Second Quarter 2003

(In millions)

Balance sheets
                                            29-Jun-03    31-Dec-02    30-Jun-02
Assets
Cash and cash equivalents                    $   364      $   544      $ 1,642
Accounts receivable                              571          675          461
Contracts in process                           3,490        3,016        3,563
Inventories                                    2,114        2,032        2,230
Deferred federal and foreign income taxes        507          601          600
Prepaid expenses and other current assets        221          247          119
Assets from discontinued operations               63           75          105
                                             -------      -------      -------
        Total current assets                   7,330        7,190        8,720

Property, plant and equipment, net             2,461        2,396        2,319
Deferred federal and foreign income taxes        316          281            -
Goodwill                                      11,488       11,170       11,168
Other assets, net                              2,698        2,909        3,588
                                             -------      -------      -------
        Total assets                         $24,293      $23,946      $25,795
                                             =======      =======      =======

Liabilities and Stockholders' Equity
Notes payable and current
   portion of long-term debt                 $   968      $ 1,153      $ 1,783
Advance payments, less contracts in process      932          819          845
Accounts payable                                 824          776          767
Accrued salaries and wages                       670          710          560
Other accrued expenses                         1,240        1,316        1,475
Liabilities from discontinued operations          56          333          609
                                             -------      -------      -------
        Total current liabilities              4,690        5,107        6,039

Accrued retiree benefits and other
   long-term liabilities                       2,882        2,831        1,269
Deferred federal and foreign income taxes          -            -          835
Long-term debt                                 6,746        6,280        6,038
Mandatorily redeemable equity securities         859          858          857
Stockholders' equity                           9,116        8,870       10,757
                                             -------      -------      -------
        Total liabilities and
                stockholders' equity         $24,293      $23,946      $25,795
                                             =======      =======      =======

Debt-to-capital ratio
                                            29-Jun-03    31-Dec-02    30-Jun-02

Debt                                         $ 7,714      $ 7,433      $ 7,821
Capital                                       17,689       17,161       19,435
                                             -------      -------      -------
  Debt-to-capital ratio                        43.6%        43.3%        40.2%
                                             =======      =======      =======



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                                        10

Attachment E

Raytheon Company
Preliminary Cash Flow Information
Second Quarter 2003

(In millions)

Cash flow information
                                               Three Months Ended
                                            29-Jun-03        30-Jun-02

Income from continuing operations             $ 186             $ 223
Depreciation                                     78                73
Amortization                                     14                14
Working capital                                 220                15
Discontinued operations                        (116)             (259)
Capital spending                                (79)             (105)
Internal use software spending                  (28)              (26)
Other                                           258               227
                                              -----             -----
     Subtotal - free cash flow (a)              533               162

Net activity in financing receivables            54                (6)
Divestitures and sale of investments             40                 -
Dividends                                       (82)              (80)
Issuance of common stock                         18                53
Debt repayments                                (602)              (11)
Other                                            16                40
                                              -----             -----
    Total cash flow                           $ (23)            $ 158
                                              =====             =====

Segment free cash flow information
                                               Three Months Ended
                                            29-Jun-03        30-Jun-02

Integrated Defense Systems                    $ 196             $  58
Intelligence and Information Systems             61                11
Missile Systems                                 (59)                2
Network Centric Systems                          46                44
Space and Airborne Systems                      131               125
Technical Services                               33                82
Aircraft                                          7               (70)
Discontinued operations                        (116)             (259)
Other                                           234               169
                                              -----             -----
                                              $ 533             $ 162
                                              =====             =====


(a) See Attachment F for a description of free cash flow.


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                                       11

Attachment F

Raytheon Company
Reconciliation of Non-GAAP Financial Measure
Second Quarter 2003

(In millions)

Reconciliation of Non-GAAP Financial Measure

                                                 Three Months Ended
                                                29-Jun-03  30-Jun-02

Operating cash flow                               $ 640      $ 293
Less:    Capital spending                           (79)      (105)
         Internal use software spending             (28)       (26)
                                                  -----      -----
           Free cash flow                         $ 533      $ 162
                                                  =====      =====

Note: Free cash flow represents a non-GAAP financial measure defined as operating cash flow less capital spending and internal use software
spending.   The Company's management uses non-GAAP financial
measures to evaluate the operating performance of its business and as a component for determining incentive-based compensation. In addition, the Company believes that free cash flow is an important measure of performance used by some investors, equity analysts and others to make informed investment decisions. The definitions used here may differ from those used by other companies.